Volt Information Sciences, Inc.
1065 Avenue of the Americas
New York, New York 10018

March 30, 2015

Glacier Peak Capital LLC
500 108th Ave NE, Suite 905
Bellevue, WA 98004
Attention: John C. Rudolf

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between Volt Information Sciences, Inc., a New York corporation (the “Company”), Glacier Peak Capital LLC, a Washington limited liability company (“GP LLC”), Glacier Peak U.S. Value Fund, L.P., a Washington limited partnership (“GP LP”), and John C. Rudolf, an individual resident in the State of Washington, (John C. Rudolf, GP LLC and GP LP are collectively referred to herein as the “Investors”), with respect to the matters set forth below.

1.           (a) The Board of Directors of the Company (the “Board”) has authorized an amendment (the “Amendment”) to Article Ninth of the Restated Certificate of Incorporation of the Company, as amended (the “Certificate”), in the form of the certificate of amendment to the Certificate set forth as Exhibit A hereto, providing for the elimination of the classification of directors of the Company and for annual elections of directors of the Company.

(b) The Amendment shall be submitted to a vote of the shareholders of the Company at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”).  Certain shareholders of the Company have entered into a voting agreement in the form set forth as Exhibit B hereto, pursuant to which each such shareholder has agreed to vote or cause to be voted all shares of Common Stock, par value $.10, of the Company (the “Common Stock”) beneficially owned by it in favor of the approval of the Amendment and the election of each of the Company Nominees (as defined below).

(c) The closing of the polls for the election of directors at the Annual Meeting shall not take place until following the closing of the polls for the approval of the Amendment and, if the Amendment is duly approved by the holders of Common Stock, until following the effectiveness of the Amendment under New York law.  Immediately following approval of the Amendment, the Amendment shall be signed and delivered to the department of state of the State of New York.

2.           The Board has, in accordance with Article Ninth of the Certificate, adopted a resolution fixing the size of the Board at nine directors, effective as of the date hereof and appointed John C. Rudolf to fill the vacancy created by such increase in the size of the Board.  During the Restricted Period (as defined below), the Board will not increase the size of the Board to more than nine members.  Lloyd Frank has delivered to the Company an irrevocable letter retiring from the Board and each committee thereof on which he serves effective as of immediately prior to the Annual Meeting, in the form of Exhibit C hereto.

3.The Nominating/Corporate Governance Committee of the Board has recommended that the Board nominate, and the Board has agreed to, and will, nominate, each of James E. Boone, Nick S. Cyprus, Michael D. Dean, Dana Messina, John C. Rudolf, and Laurie Siegel (each, a “Company Nominee”) for election as directors of the Company at the Annual Meeting. In addition, each director who is a member of the class of directors up for election at the 2016 annual meeting of shareholders (the “2016 Annual Meeting”) who has not retired as set forth in Section 2 will continue as a director for such director’s current term. If the Amendment is not duly approved by the holders of Common Stock at the Annual Meeting, the Company Nominees will be classified as members of the classes of directors set forth on Exhibit D hereto. At the first meeting of the Board following the Annual Meeting, Mr. Rudolf will be appointed as a member of the Nominating/Corporate Governance Committee of the Board and as a member of the Audit Committee of the Board.

4. In connection with the Annual Meeting, (i) the Company will recommend that the Company’s shareholders vote in favor of the approval of the Amendment and the election of each of the Company Nominees, solicit proxies for the approval of the Amendment and the election of each of the Company Nominees, and cause all shares of Common Stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of the approval of the Amendment and the election of each of the Company Nominees and (ii) the Investors will vote or cause to be voted all shares of Common Stock beneficially owned by them on the record date for the Annual Meeting and all shares in which GPC LLC holds an irrevocable proxy pursuant to that certain Voting Agreement and Irrevocable Proxy dated as of October 28, 2014 by and among Glacier Peak Capital LLC, Jerome Shaw, Joyce Cutler-Shaw, The Jerome and Joyce Shaw Family Trust U/D/T dated 8/6/1969, and The Rachel Lynn Shaw Trust U/D/T dated 11/23/2001 (the “Proxy Shares”), in favor of the approval of the Amendment and the election of each of the Company Nominees. The Company agrees that the Annual Meeting will be held no later than May 31, 2015.

5.           John C. Rudolf has delivered to the Company an irrevocable letter of resignation from the Board and all committees of the Board in the form of Exhibit E which shall become effective without further action by any Person if at any time the Investors beneficially own in the aggregate less than fifty percent (50%) of the shares of Common Stock beneficially owned by them as of the date hereof, excluding, for the avoidance of doubt, the Proxy Shares.

6.           During the Restricted Period, if either James E. Boone or John C. Rudolf (the “Investor Designees”) ceases to be a member of the Board for any reason (other than as contemplated by Section 5), then the Investors will be entitled to designate (and the Board will appoint promptly after such designation, subject to approval by the Board, such approval not to be unreasonably withheld or delayed) another person (a “Replacement Designee”) to serve as a director in place of such Investor Designee.  Any Replacement Designee, as applicable, must (i) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of the Company and the Board and applicable legal, regulatory and stock market requirements; and (ii) meet the independence requirements with respect to the Company of the listing rules of the NYSE MKT or any successor thereto. Upon becoming a member of the Board, the Replacement Designee will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of an Investor Designee under this Agreement.

7.           Each Investor Designee (and any Replacement Designee) shall agree in writing, during the term of any service as a director of the Company, (i) to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s code of conduct, insider trading policy, its Regulation FD policy, its related party transactions policy and corporate governance guidelines and (ii) to keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and Board committees, unless previously disclosed publicly by the Company. Each Investor Designee shall execute such other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members.

8.           Each Company Nominee who does not serve on the Board as of the date of this Agreement shall be appointed an observer to the Board (each, a “Board Observer”) until the Annual Meeting.  Each Board Observer will (i) receive copies of all notices and written information furnished to the full Board, reasonably in advance of each meeting to the extent practicable, and (ii) be permitted to be present at all meetings of the full Board (whether by phone or in person).  Notwithstanding the foregoing, (A) the Company shall be entitled to withhold any information and exclude any Board Observer from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege, or as otherwise may be appropriate until the Company Nominee is elected to the Board, and (B) each Board Observer shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which such Board Observer will have access.

9.           Until after the Board is reconstituted at the Annual Meeting, the Board shall not: (i) amend its bylaws in any manner, or (ii) without the approval of a majority of the Board (including John C. Rudolf in his capacity as a member of the Board), amend any director or executive compensation or severance arrangement, or (iii) enter into, modify or amend any provision, policy or agreement providing exculpation, indemnification or advancement of expenses in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries.

10.           The Company has prepared a press release (the “Company Press Release”), a copy of which is attached as Exhibit F. None of the Investors nor any of their Affiliates or Associates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in Exhibit F prior to the issuance of the Company Press Release. Other than the filing of an amendment to the Schedule 13D previously filed by the Investors summarizing and attaching this Agreement as an exhibit to the Schedule 13D and the issuance by the Investors of a press release that is consistent with the Company Press Release, none of the Investors nor any of their Affiliates or Associates shall make any public statement regarding the subject matter of this Agreement.

11.           From the date of this Agreement to the Expiration Date (the “Restricted Period”), none of the Investors shall, and each Investor shall cause its respective Affiliates and Associates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on its behalf not to, in any way, directly or indirectly (in each case except as expressly permitted or required by this Agreement):

(a)           engage in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or in any referendum of stockholders of the Company or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents or in any such referendum;

(b)           form or join or in any way participate in any a “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Common Stock, other than solely with other Affiliates of one or both of the Investors with respect to Common Stock now or hereafter owned by them;

(c)           acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any shares of Common Stock or assets, or rights or options to acquire any shares of Common Stock or assets, of the Company or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Common Stock, if such acquisition or transaction would result in the Investors having beneficial ownership of, or economic exposure to, more than 15% of the Common Stock;

(d)           effect or seek to effect, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or its securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company, or from participating in any such transaction that has been approved by the Board);

(e)           enter into a voting trust, arrangement or agreement, subject any shares of Common Stock to any voting trust, arrangement or agreement or grant any proxy with respect to shares of Common Stock now or hereafter owned by them;

(f)           (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, (ii) seek, alone or in concert with others, the removal of any member of the Board or (iii) otherwise seek, alone or in concert with others, to control or influence the Board, management or policies of the Company and its Subsidiaries;

(g)           make any proposal for consideration by the Company’s stockholders at any annual or special meeting of stockholders of the Company or any referendum of stockholders;

(h)          enter into any discussions, negotiations, agreements or understandings with any third party with respect to any of the foregoing, or advise, assist, intentionally encourage or seek to persuade any third party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(i)           make any request for stock list materials or other books and records of the Company under Section 624 of the New York Business Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

(j)            institute any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers in order to effect or take any of the actions expressly prohibited by this Section; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C)  exercising statutory rights under Section 623 of the New York Business Corporation Law; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process; or

(k)           make any request or submit any proposal to amend the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.

Notwithstanding anything to the contrary in this Agreement, neither Mr. Rudolf nor any Replacement Designee, during his (or her) term of service as a director of the Company, will be prohibited from acting in his (or her) capacity as a director or from complying with his (or her) fiduciary duties as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising any issues or recommendations to the Board).

In addition, the foregoing provisions of this Section 11 shall not be deemed to prohibit the Investors or their directors, officers, partners, employees, members or agents (acting in such capacity) from communicating privately with the Company’s directors, chief executive officer or advisors so long as such communications do not, are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

12.           During the Restricted Period, the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and Associates and its and their respective principals, directors, stockholders, members, general partners, officers and employees not to make, any statement or announcement that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates or Subsidiaries or any of its or their respective officers, directors or employees or any person who has served as an officer, director or employee of the Company or any of its Affiliates or Subsidiaries, (b) in the case of statements or announcements by the Company: the Investors and the Investors’ advisors, their respective employees or any person who has served as an employee of the Investors and the Investors’ advisors. The foregoing shall not restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

13.           (a)           The parties agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any indemnification or similar agreement disclosed in the Company’s filings with the SEC prior to the date of this Agreement shall continue in full force and effect and shall not be amended, repealed or modified in any manner adversely affecting the rights thereunder of any individual who prior to the  Annual Meeting were current or former directors, officers or employees of the Company or any of its Subsidiaries.

(b)           The Company shall maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (or policies with no less favorable coverage limits and other terms) with respect to actual or alleged acts, errors or omissions arising on or before the Annual Meeting, and shall not amend, repeal or modify such policies in any manner adversely affecting the rights thereunder of any individual who prior to the  Annual Meeting were current or former directors, officers or employees of the Company or any of its Subsidiaries.

(c)           Each of the current directors of the Company as of the date hereof shall be a third party beneficiary of this Section 13.  This Section 13 shall not be amended or eliminated without the prior written consent of a majority of the current directors as of the date hereof (it being understood that in the case of the death or incapacity of any such current director, the term ‘current director’ shall refer to the estate or legal representative of such director).

14.           As used in this Agreement, the term (a) ”Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) ”Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (c) ”Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Associates of any Person subsequent to the date of this Agreement; (d) ”business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed;

(e) ”beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (f) “Expiration Date” means the tenth (10th) business day prior to the deadline for a shareholder to submit nominations at the 2016 Annual Meeting in accordance with the provisions set forth in the Company’s Bylaws in effect at such time; and (g) “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person, or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

15. Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) as of the date of this Agreement, such Investor is the beneficial owner of the shares of Common Stock set forth opposite the name of such Investor on Exhibit G; (c) neither such Investor nor any of its Affiliates is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Common Stock; and (d) other than (i) this Agreement, (ii) compensation paid prior to the date hereof which has been disclosed to the Company prior to the date hereof and (iii) agreements entered into prior to the date hereof, correct and complete copies of which have been made available to the Company on or prior to the date hereof, the Investors and their Affiliates do not have and will not have during the Restricted Period any agreement, arrangement or understanding, written or oral, with any Company Nominee, any current or former member of the Board or executive officer of the Company in connection with this Agreement, pursuant to which such individual has been or will be compensated for his or her service as a director on, or nominee for election to, the Board, or otherwise related to the Company.

16. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (b) does not and will not violate any law, any order of any court or other agency of government, the Certificate or the bylaws of the Company, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

17. The Company and the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

18. This Agreement and the Exhibits hereto constitute the only agreement between the Investors and the Company with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. In addition to any written consent required by Section 13, no amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

19.           If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

20.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in New York County, New York; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 22 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

21. This Agreement is solely for the benefit of the parties and, except as expressly set forth herein, is not enforceable by any other Person.

22.           All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Volt Information Sciences, Inc.
1065 Avenue of the Americas
New York, New York 10018
Attn: Sharon Stern, Senior Vice President of Legal Affairs
email: sstern@volt.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1301 Avenue of the Americas, 40th Floor
New York, NY 10019
Attn:  Warren S. de Wied
email: wdewied@wsgr.com

If to the Investors:

Glacier Peak Capital LLC
500 108th Ave NE, Suite 905
Bellevue, WA 98004
Attn: John C. Rudolf
email: jr@glacierpeakcapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Steve Wolosky, Esq.
email: swolosky@olshanlaw.com

At any time, any party may, by notice given in accordance with this Section to the other parties, provided updated information for notices hereunder.

23.           Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

24.           The Company shall reimburse the Investors for their reasonable, itemized and documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed three hundred thousand dollars ($300,000) in the aggregate.

25.           This Agreement may be executed by the parties in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

26.           This Agreement shall terminate and shall be void ab initio if at any time prior to the  Annual Meeting, the Investors beneficially own in the aggregate less than fifty percent (50%) of the shares of Common Stock beneficially owned by them as of the date hereof, excluding, for the avoidance of doubt, the Proxy Shares.

[Signature page follows.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

VOLT INFORMATION SCIENCES, INC.

By:	/s/ Ronald Kochman
	Name:	Ronald Kochman
	Title:	President & CEO

Accepted and agreed to as of the date first written above:

GLACIER PEAK CAPITAL LLC

By:	/s/ John C. Rudolf
	Name:	John C. Rudolf
	Title:	President

GLACIER PEAK U.S. VALUE FUND LP

By:	/s/ John C. Rudolf
	Name:	John C. Rudolf
	Title:	President

/s/ John C. Rudolf
John C. Rudolf

Exhibit A

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

VOLT INFORMATION SCIENCES, INC.

Under Section 805 of the Business Corporation Law

We, the undersigned, Ronald Kochman and Sharon Stern, being respectively, the President and Chief Executive Officer and the Senior Vice President of Legal Affairs and Secretary of Volt Information Sciences, Inc., a corporation organized under the laws of the State of New York (the “Corporation”), do hereby state and certify that:

1. The name of the Corporation is Volt Information Sciences, Inc. The name under which the Corporation was formed is Volt Technical Corp.

2. The Certificate of Incorporation of the Corporation was filed with the office of the Department of State of the State of New York on March 6, 1957.

3. The Certificate of Incorporation, as restated and amended prior to the date hereof,  is hereby further amended, as authorized by Section 801 of the Business Corporation Law of the State of New York, to provide for the declassification of the Board of Directors (in Article NINTH of such Certificate of Incorporation). To effect such amendment, Article NINTH of the Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

“NINTH. The business of the corporation shall be managed by the Board, which shall consist of such number of directors, not less than three nor more than nine, to be fixed from time to time by the shareholders or a majority of the entire Board. Commencing with the election of directors at the 2015 annual meeting of shareholders, which shall election shall take place immediately following the effectiveness of the Certificate of Amendment of the Certificate of Incorporation filed on May __, 2015, directors shall be elected annually for terms of one year and each director shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Each director elected at the 2014 annual meeting of shareholders for a term expiring at the 2016 annual meeting of shareholders shall hold office until the expiration of his or her term at the 2016 annual meeting of shareholders, in each case until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall be at least 21 years old.

Notwithstanding the foregoing, whenever the holders of shares of any one or more classes or series of stock (other than Common Stock) issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto.

4. The amendment of the Certificate of Incorporation set forth above was authorized by a vote of the Board of Directors at a meeting duly called and held on March __, 2015, a quorum being present, followed by the required vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at the annual meeting of shareholders of the Corporation that was duly called and held on May __, 2015, a quorum being present.

IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment of the Certificate of Incorporation of the Corporation and do affirm the foregoing as true under penalty of perjury as of this __ day of May 2015.

Ronald Kochman	Sharon Stern
President and Chief Executive Officer	Senior Vice President of Legal Affairs and Secretary

Exhibit B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) dated as of March 30, 2015, is entered into by and among the parties identified on the signature page hereto (collectively, the “Shareholders”).

WHEREAS, the Shareholders are the beneficial owners of certain shares of common stock, par value $0.10 per share (the “Common Stock”), of Volt Information Sciences, Inc., a New York corporation (“Volt”);

WHEREAS, Volt, Glacier Peak Capital LLC, a Washington limited liability company (“GP LLC”), Glacier Peak U.S. Value Fund, L.P., a Washington limited partnership (“GP LP”), and John C. Rudolf, have entered into a letter agreement (the “Agreement”) with respect to matters related to the 2015 annual meeting (the “Annual Meeting”) of shareholders of Volt (capitalized terms used but not defined herein have the meanings set forth in the Agreement);

WHEREAS, the Agreement contemplates that GP LLC, GP LP, John C. Rudolf and the other Shareholders signatory hereto will enter into a voting agreement in connection with the voting of shares of Common Stock beneficially owned by them as of the record date for the 2015 annual meeting of shareholders (“Covered Shares”) in favor of (x) the approval of the Amendment and (y) the election of each of the Company Nominees;

NOW THEREFORE, the Shareholders agree as follows:

1. Voting Agreement.  Each Shareholder hereby severally and not jointly agrees that all Covered Shares beneficially owned by it shall be represented in person or by proxy at the Annual Meeting and that such Shareholder shall vote, or cause to be voted, all such Covered Shares in favor of the Amendment and in favor of the election of each of the Company Nominees. Each Shareholder shall deliver a duly executed proxy with respect to its Covered Shares voted in accordance with the requirements of this Agreement to Volt not less than five business days prior to the Annual Meeting, whether or not such Shareholder intends to appear in person at the Annual Meeting, and shall confirm such delivery in writing or by electronic mail to each of the other Shareholders. For the avoidance of doubt, (i) in the case of GP LLC, Covered Shares shall include all shares in which GPC LLC holds an irrevocable proxy pursuant to that certain Voting Agreement and Irrevocable Proxy dated as of October 28, 2014 by and among Glacier Peak Capital LLC, Jerome Shaw, Joyce Cutler-Shaw, The Jerome and Joyce Shaw Family Trust U/D/T dated 8/6/1969, and The Rachel Lynn Shaw Trust U/D/T dated 11/23/2001, and (ii) in the case of Deborah Shaw and Linda Shaw, Covered Shares shall not include shares as to which such Shareholder has shared voting power, but such Shareholder agrees to use her reasonable best efforts to cause such shares to be voted in the same manner as the Covered Shares.

2. Representations and Warranties. Each Shareholder severally and not jointly represents that this Agreement constitutes a valid and binding obligation of such Shareholder, enforceable in accordance with its terms, and that, as of the date hereof, such Shareholder beneficially owns the shares of Common Stock set forth on Exhibit A.

3.            Termination.  This Agreement, and all rights and obligations of the parties hereunder, including the irrevocable proxy granted herein, shall terminate on the completion of the Annual Meeting.

4.            Miscellaneous.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)          If any term, provision or covenant herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(c)           Each of the Shareholders (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in New York County, New York; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding to the address set forth on Exhibit A or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the Shareholders, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

(d)          The Shareholders each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

(e)          This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

(f)           This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

(g)          The parties shall execute such further documents and do any and all such further things as may be necessary to implement and carry out the intent of this Agreement.

[Signature page on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

GLACIER PEAK CAPITAL LLC

By:
Name:
Title:

GLACIER PEAK US VALUE FUND, L.P.

By:
Name:
Title:

John C. Rudolf

Deborah Shaw

Linda Shaw

EXHIBIT A

Glacier Peak Capital LLC
Glacier Peak U.S. Value Fund, L.P.
500 108th Avenue N.E.
Suite 905
Bellevue, WA 98004

1,776,111 shares beneficially owned by Glacier Peak U.S. Value Fund, L.P.
2,472,130 shares subject to the irrevocable proxy pursuant to that certain Voting Agreement and Irrevocable Proxy dated as of October 28, 2014

John C. Rudolf
c/o Glacier Peak Capital LLC
500 108th Avenue N.E.
Suite 905
Bellevue, WA 98004

406,714 shares

Linda Shaw
215 Sandy Pond Road
Lincoln, MA 01773

1,315,990 shares

Deborah Shaw
2908 Maple Avenue
Manhattan Beach, CA 90266

1,528,580 shares